Exhibit 99.1

Dear First Nonprofit Policyholder:

First Nonprofit has a history of organic growth. However, as the subsidiary of a small mutual holding company, it has been a challenge for us to expand our customer service without more resources. We recognize that your needs are tremendous and that you rely on us for the security that comes from appropriate insurance coverage and risk management. If you have been a policyholder for a long time, you know that we take this responsibility seriously. So we looked for a partner that respected our mission and would provide us with the capital we require to serve your ever-growing needs. After a two-year search for an appropriate partnership, Mutual Insurers Holding Company (“MIHC”), the parent company of First Nonprofit Insurance Company, has agreed to be acquired by AmTrust Financial Services, Inc. (Nasdaq: AFSI).

AmTrust Financial Services, Inc., headquartered in New York City, is a multinational insurance holding company which, through its insurance carriers, offers specialty property and casualty insurance products, including workers’ compensation, commercial automobile and general liability; extended service and warranty coverage.

Our new relationship with AmTrust Financial Services will provide our organization with valuable support and meet some critical needs. With AmTrust’s “A (Excellent) Financial Size IX” rating by A.M. Best Co. and over $1 billion in capital, our proposed affiliation will give us the opportunity to continue to meet your needs and to serve many more nonprofits with diverse missions, sizes, and geographic footprints during all market conditions. With this capital supporting us and less reliance on reinsurance, we believe that our products and services will be more competitive.

With this announcement A.M. Best Co. has placed First Nonprofit’s “A- (Excellent)” rating under review with positive implications.

Workers’ compensation coverage is often a stumbling block to a nonprofit’s comprehensive insurance plan. We look forward to using AmTrust’s complementary product, marketing, and underwriting expertise in workers’ compensation to enhance our existing products.

AmTrust shares our strong risk management discipline. We anticipate that their background and state-of-the-art technology platform will complement and expand the risk management guidance we offer to you.

None of these resources would have been available to us as a stand-alone company. Our team is excited to join forces with AmTrust to serve our nonprofit customers with competitive products and services.

The acquisition of First Nonprofit Insurance Company is expected to be completed in the second quarter following regulatory and policyholder approval. MIHC will be demutualized and converted into a stock holding company which will then be acquired by AmTrust.

When the acquisition is complete, we will continue to operate under the flagship brand “First Nonprofit.” Our headquarters will continue to be Chicago with regional and/or subsidiary operations in Phoenix and Baltimore.

I am proud to have served First Nonprofit for the last 21 years and will continue on as Chairman of First Nonprofit Insurance Company. Bob White will continue on as Chief Operating Officer.

Shortly, we expect to mail to you, as a member of MIHC, a proxy statement/prospectus which will describe the Plan of Conversion and your rights as a First Nonprofit policyholder. The Board of Directors recommends that the policyholders approve the Plan of Conversion. If the Plan of Conversion is approved, you will be insured by an even stronger company which we expect will be able to maintain current coverages and add new products and services in the future. And we will be poised to expand and serve your needs and those of your nonprofit colleagues throughout the country. In making your decision on whether to vote to approve the Plan of Conversion, you should rely solely on the information and representations contained in the proxy statement/prospectus.

First Nonprofit celebrates its 35th anniversary this year. In 1978, accessibility to property and liability coverage stood in the way of many nonprofits’ existence. We filled a critical need then and have supported you as you have grown. Through this partnership with

AmTrust, we will be here to meet your needs long into the future. We couldn’t be more excited to ring in the year with this news and trust that you share our enthusiasm.

Sincerely,

/s/ Philip R. Warth, Jr.

Philip R. Warth, Jr.
Chairman & CEO

IMPORTANT INFORMATION
This letter relates to a proposed business combination between AmTrust and MIHC that would become the subject of a registration statement, including a proxy statement/prospectus, that AmTrust would file with the Securities and Exchange Commission. This letter is not a substitute for any such proxy statement/prospectus or any other document that AmTrust or MIHC may file with the SEC or that AmTrust or MIHC may send to MIHC’s members in connection with the proposed combination. MEMBERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC OR SENT TO MEMBERS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT AMTRUST, MIHC, THE PROPOSED TRANSACTION AND RELATED MATTERS. Members may obtain all documents filed by AmTrust, when filed, free of charge at the SEC’s website (www.sec.gov) or by requesting them in writing or by telephone from Elizabeth C. Malone CFA Senior Vice President Investor Relations for AmTrust at http://ir.amtrustgroup.com or 866.203.3037